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                                                                      EXHIBIT 99


BELL MICROPRODUCTS ANNOUNCES INTENTION TO OFFER FOR SALE UP TO 4.0 MILLION SHARES OF COMMON STOCK

SAN JOSE, Calif., August 12 /PRNewswire/-- Bell Microproducts Inc. (Nasdaq:
BELM) announced today that it intends to file a preliminary prospectus supplement to its shelf registration statement on Form S-3 in connection with an underwritten offering of up to 4.0 million shares of common stock. The Company also intends to grant the underwriters the option to purchase up to an additional 600,000 shares to cover over-allotments.

     The managing underwriters of the offering are Needham & Company, Inc. Raymond James. When available, a copy of the preliminary prospectus supplement relating to the offering may be obtained from Needham & Company, Inc., 445 Park Avenue, New York City, New York 10022 and Raymond James 880 Carillon Parkway, St. Petersburg, FL 33716. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Needham & Co. Inc. or Raymond James as indicated in this report.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products and services. The company markets and distributes more than 130 brand name product lines, as well as its own Rorke Data storage and Trademark computer brands. The company offers products and systems that include storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, NAS and SAN storage systems and back-up products, as well as other complementary products. The Company also offers a wide range of related value-added services to its customers. Bell Microproducts believes it is one of the world's largest storage-centric value-added distributors.


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Safe Harbor Statement

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statements" within the meaning of the Private Litigation Reform Act of 1995.
Forward-looking statements are those involving future events and future results that are based on our current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as "outlook", "believes", "expects", "appears", "may", "will", "should", "anticipates" or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical
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that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K under the section entitled "Risk Factors" and elsewhere, and in our other reports filed with the SEC. Many of such factors related to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.